EXHIBIT 1

JOINT FILING AGREEMENT

    This Joint Filing Agreement (the "Agreement") dated July 3, 2003, by and among  Joseph Zappala and Isabel Zappala, husband and wife (collectively, the "Reporting Persons").

    The Reporting Persons agree to jointly prepare and file with the United States Securities and Exchange Commission (the "SEC") an amendment to Schedule 13G and any attachments thereto reporting each of the Reporting Persons' beneficial ownership of shares of the common stock of Go2Pharmacy, Inc. n/k/a Innovative Companies, Inc., a Florida corporation ("Issuer") and affirm that such amendment and any attachments thereto are being filed on behalf of each of the Reporting Persons.

    This  Agreement shall remain in full force and effect  until the Reporting Persons are no longer required to file any Schedule 13Gs  with respect  to the Reporting Persons'  holdings  of  and transactions in securities issued by Issuer.

    IN WITNESS WHEREOF, the parties to this Agreement have executed this
Agreement as of the date first written above

                                                                   /s/Joseph Zappala_________

                                                                   Joseph Zappala

                                                                    /s/Isabel Zappala_________

                                                                     Isabel Zappala